Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated May 2, 2022, relating to the consolidated financial statements of Borqs Technologies Inc., its subsidiaries and its consolidated variable interest entities (the “Group”) as of December 31, 2021 and 2020, and for each of the three years for the period ended December 31, 2021, in which our report expresses an unqualified opinion and includes explanatory paragraphs relating to substantial doubt on the Company’s ability to continue as a going concern, the adoption of Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), and also critical audit matters, including valuation of identifiable intangible assets and contingent consideration liabilities in the acquisition of Holu Hou Energy LLC, and going concern assessment, appearing in the Registration Statement (Form S-8) and the Group’s related Prospectus dated February 10, 2023.

/s/ Yu Certified Public Accountant P.C.
New York, New York
February 10, 2023